Exhibit 23

Independent Auditors’ Consent

The Board of Directors
Downey Financial Corp.:

We consent to the incorporation by reference in the registration statements (No. 333-30483) on Form S-8 and (No. 333-50416 and No. 333-79835) on Form S-3 of Downey Financial Corp. of our report dated January 16, 2004, with respect to the consolidated balance sheets of Downey Financial Corp. and subsidiares as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows, for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003, annual report on Form 10-K of Downey Financial Corp.

/s/ KPMG LLP

Los Angeles, California
March 5, 2004

Navigation Links